Exhibit 10.5

                        CERTIFICATE OF DESIGNATION OF THE
          POWERS, PREFERENCES AND RELATIVE, PARTICIPATING, OPTIONAL AND
                     OTHER SPECIAL RIGHTS OF THE SERIES A-1
                       PREFERRED STOCK AND THE SERIES A-2
                                 PREFERRED STOCK
             AND QUALIFICATIONS, LIMITATIONS OR RESTRICTIONS THEREOF
     -----------------------------------------------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware
                    ----------------------------------------

     Metaldyne Corporation (the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to authority conferred upon the Board of Directors of the Company by its Restated Certificate of Incorporation, as amended (hereinafter referred to as the "Certificate of Incorporation") and pursuant to the provisions of
Section 151 of the General Corporation Law of the State of Delaware, said Board of Directors, at a special meeting of said Board of Directors held on [ ], 20[ ], duly approved and adopted the following resolution (the "Resolution"):

          NOW, THEREFORE BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors hereby creates, authorizes and approves and provides for the issuance of two series of preferred stock of the Company, designated as (i) Series A-1 Preferred Stock and (ii) Series A-2 Preferred Stock, having the designations, preferences, relative, participating, optional and other special rights of the shares of each such series, and the qualifications, limitations and restrictions thereof that are as follows:

          (1) DESIGNATION AND AMOUNT. The designation of the two series of preferred stock authorized by this resolution shall be (i) Series A-1 Preferred Stock, par value one dollar ($1.00) per share and (ii) Series A-2 Preferred Stock, par value one dollar ($1.00) per share. The number of shares constituting Series A-1 Preferred Stock shall be [Six Hundred Forty Four Thousand Five Hundred and Forty (644,540)] shares and the number of shares constituting Series A-2 Preferred Stock shall be [Six Hundred Forty Four Thousand Five Hundred and Forty (644,540)]. The Series A-1 Preferred Stock and the Series A-2 Preferred Stock are hereinafter referred to as the "New Preferred Stock"). The Series A-2 Preferred Stock will be issuable solely in exchange for Series A-1 Preferred Stock on the basis set forth in the Registration Rights Agreement dated __________, [___] by and among the initial holders of the New Preferred Stock relating to the New Preferred



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     Stock. The New Preferred Stock shall have the following rights, terms and privileges set forth in subsections (2) through (12) below.

          (2) DIVIDENDS ON NEW PREFERRED STOCK. (a) The holders of the New Preferred Stock shall be entitled to receive, when, as and if declared by the Company's Board of Directors, out of the funds of the Company legally available therefor pursuant to the Delaware General Corporation Law (the "Legally Available Funds"), cumulative dividends on each share of New Preferred Stock for each Quarterly Dividend Period (as hereinafter defined) equal to the Liquidation Preference (as hereinafter defined) of each such share multiplied by a rate (with respect to the New Preferred Stock, the "Quarterly Dividend Rate") equal to 11% per annum, plus, 2% per annum for any period for which there are any accrued and unpaid dividends in respect of any previous Quarterly Dividend Periods or the Company is otherwise in default with respect to any of its obligations in respect of the New Preferred Stock. Such dividends shall be cumulative from the date of original issue of such shares. Accrued and unpaid dividends on the New Preferred Stock shall accrue additional dividends in respect thereof (with respect to the New Preferred Stock, the "Additional Dividends"), compounded quarterly, at the Quarterly Dividend Rate then applicable to the New Preferred Stock. Each such dividend shall be paid to the holders of record of shares of New Preferred Stock as they appear on the stock register of the Company on such record date as shall be fixed by the Board of Directors of the Company or a duly authorized committee thereof, which date shall be not more than 30 days nor less than 10 days preceding the dividend payment date relating thereto.

          (b) If dividends (including Additional Dividends) are not paid in full or declared in full and sums are not set apart for the payment thereof upon the New Preferred Stock and any other Parity Securities (as hereinafter defined), all dividends declared upon shares of New Preferred Stock and any other Parity Securities shall be declared pro rata so that in all cases the amount of dividends declared per share on the New Preferred Stock and such other Parity Security shall bear to each other the same ratio that accumulated dividends per share, including dividends accrued or in arrears, if any, on the shares of New Preferred Stock and such other Parity Security shall bear to each other; provided that no dividends shall be declared on any Parity Security if the New Preferred Stock is in arrearage unless the number of Quarterly Dividend Periods for which the New Preferred Stock is in arrears does not exceed the number of quarterly periods for which such Parity Security is in arrearage immediately prior to the making of the such pro rata dividends.

          (c) Dividends (including Additional Dividends) payable on the New Preferred Stock for any period less than a full Quarterly Dividend Period shall be com-


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                                      -3-


     puted on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable.

          (d) "Quarterly Dividend Period" means, with respect to the New Preferred Stock, the period from January 1 through the next March 31, from April 1 through the next June 30, from July 1 through the next September 30, or from October 1 through the next December 31, as the case may be; provided that the first Quarterly Dividend Period shall mean the period commencing the day shares of New Preferred Stock are originally issued and ending on [END OF FIRST SHORT QUARTERLY DIVIDEND PERIOD].

          (e) "Business Day" means, with respect to the New Preferred Stock, any day other than a Saturday, a Sunday or any day on which banking institutions in the State of New York or the New York Stock Exchange is closed.

          (3) REDEMPTION OF NEW PREFERRED STOCK. (a) Mandatory Redemption. The Company shall redeem, out of Legally Available Funds, on [THE DIVIDEND PAYMENT DATE IMMEDIATELY FOLLOWING THE DATE THAT IS 10 YEARS AFTER ISSUANCE] all then outstanding shares of New Preferred Stock at a cash redemption price of 100% of the Liquidation Preference (as hereinafter defined). Immediately prior to authorizing or making any such redemption with respect to the New Preferred Stock, the Company, by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the New Preferred Stock payable on the redemption date in an amount equal to any accrued and unpaid dividends (including Additional Dividends) on the New Preferred Stock as of such date and, if the Company does not have sufficient Legally Available Funds to declare and pay all dividends (including Additional Dividends) accrued at the time of such redemption, any remaining accrued and unpaid dividends (including Additional Dividends) shall be added to the redemption price. If the Company shall fail to discharge its obligation to redeem all of the outstanding shares of New Preferred Stock required to be redeemed pursuant to this subsection (3) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Company is able to discharge such Mandatory Redemption Obligation and the Voting Period set forth in subsection (8) will apply in accordance with its terms, without otherwise affecting the Company's obligations hereunder.

          (b) Optional Redemption. The New Preferred Stock shall be redeemable, in whole or in part, out of Legally Available Funds, at the option of the Company at any time by resolution of its Board of Directors, for a cash redemption price of 100% of the Liquidation Preference (as hereinafter defined), upon giving notice as provided in paragraph (c) below. Immediately prior to authorizing or making any such redemption with respect to the New Preferred Stock, the Company by resolution of its Board of Direc-


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                                      -4-


     tors shall, to the extent of any Legally Available Funds, declare a dividend on the New Preferred Stock payable on the redemption date in an amount equal to any accrued and unpaid dividends (including Additional Dividends) on the New Preferred Stock as of such date and if the Company does not have sufficient Legally Available Funds to declare and pay all dividends (including Additional Dividends) accrued at the time of such redemption, any remaining accrued and unpaid dividends (including Additional Dividends) shall be added to the redemption price. Notwithstanding the provisions of this paragraph (b) or of subsection (11), unless the full cumulative dividends (including Additional Dividends) on all outstanding shares of New Preferred Stock shall have been paid or contemporaneously are declared and paid for all past dividend periods, none of the shares of New Preferred Stock shall be redeemed unless all outstanding shares of New Preferred Stock are simultaneously redeemed.

          (c) Notice of Redemption. At least 30 days but not more than 60 days prior to the date fixed for the redemption of shares of the New Preferred Stock pursuant to paragraph (a) or (b) above, a written notice shall be mailed to each holder of record of shares of New Preferred Stock to be redeemed in a postage prepaid envelope addressed to such holder at his post office address as shown on the records of the Company, notifying such holder of the election of the Company to redeem such shares, stating the date fixed for redemption thereof (hereinafter referred to as the redemption date) and calling upon such holder to surrender to the Company on the redemption date at the place designated in such notice his certificate or certificates representing the number of shares specified in such notice of redemption. On or after the redemption date each holder of shares of New Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Company at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In case less than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the redemption date (unless default shall be made by the Company in payment of the redemption price) all dividends on the shares of New Preferred Stock designated for redemption in such notice shall cease to accrue and all rights of the holders thereof as stockholders of the Company, except the right to receive the redemption price thereof (including an amount equal to all accrued and unpaid dividends up to the redemption date) upon the surrender of certificates representing the same, shall cease and terminate and such shares shall not thereafter be transferred (except with the consent of the Company) on the books of the Company and such shares shall not be deemed to be outstanding for any purpose whatsoever. At its election, the Company prior to the redemption date may deposit the redemption price (including an amount equal to all accrued and unpaid dividends up to the redemption date) of the shares of New Preferred Stock so called for redemption in trust for the


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                                      -5-


     holders thereof with a bank or trust company in the Borough of Manhattan, City and State of New York, in which case such notice to holders of the New Preferred Stock to be redeemed shall state the date of such deposit, shall specify the office of such bank or trust company as the place of payment of the redemption price and shall call upon such holders to surrender the certificates representing such shares at such price on or after the date fixed in such redemption notice (which shall not be later than the redemption date) against payment of the redemption price (including all accrued and unpaid dividends up to the redemption date). From and after the making of such deposit, the shares of New Preferred Stock so designated for redemption shall not be deemed to be outstanding for any purpose whatsoever and the rights of the holders of such shares shall be limited to the right to receive the redemption price of such shares (including all accrued and unpaid dividends up to the redemption date), without interest, upon surrender of the certificates representing the same to the Company at said office of such bank or trust company. Any interest accrued on such funds shall be paid to the Company from time to time. Any moneys so deposited which shall remain unclaimed by the holders of such New Preferred Stock at the end of six months after the redemption date shall be returned by such bank or trust company to the Company, after which the holders of the New Preferred Stock shall have no further interest in such moneys, except as unsecured claimants of the Company.

          (d) Reissuances. Shares of New Preferred Stock which have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged, shall be canceled and retired and shall not be reissued as shares of New Preferred Stock and, following any required filing with the Delaware Secretary of State, such shares shall resume the status of authorized but unissued shares of preferred stock.

          (e) Selection of Shares to be Redeemed. If less than all of the shares of New Preferred Stock are to be redeemed, the Board of Directors of the Company shall allocate the total liquidation preference to be redeemed pro rata.

          (4) EXCHANGE OF NEW PREFERRED STOCK. (a) The Company may, at its option by resolution of its Board of Directors, exchange in whole, but not in part, the then outstanding shares of New Preferred Stock for 11% Senior Subordinated Notes due [INSERT MATURITY DATE OF NEW PREFERRED STOCK] (the "Exchange Notes") of the Company with a principal amount equal to the Liquidation Preference (plus, without duplication, any Additional Dividends) of the New Preferred Stock; provided that (i) on the date of such exchange there are no contractual impediments to such exchange; (ii) there shall be legally available funds sufficient therefor; (iii) immediately


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                                      -6-


     after giving effect to such exchange, no Default or Event of Default (each as defined in the Senior Subordinated Note Indenture the form of which is attached hereto as Annex A (the "Exchange Indenture"))* would exist under the Exchange Indenture with respect to the Exchange Notes or would be caused thereby; and (iv) Exchange Indenture has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), if such qualification is required at the time of exchange.

          (b) Upon any exchange pursuant to Section 4(a) above, holders of outstanding New Preferred Stock will be entitled to receive, subject to the second succeeding sentence of this paragraph, $1.00 principal amount of Exchange Notes for each $1.00 of the aggregate Liquidation Preference, (plus, without duplication, any Additional Dividends) of New Preferred Stock held by them, with any accrued but undeclared and unpaid dividends for the current Quarterly Dividend Period to the Exchange Date (as hereinafter defined) being credited to the holder of such Exchange Notes in the form of accrued interest on the Exchange Notes. The Exchange Notes will be issued in registered form, without coupons. The Exchange Notes will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issuable in principal amounts of less than $1,000 so that each holder of New Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which such holder's shares of New Preferred Stock entitle such holder; provided that the Company may pay cash in lieu of issuing any Exchange Notes having a principal amount less than $1,000. Notice of the intention to exchange shall be sent by or on behalf of the Company not more than 60 days nor less than 30 days prior to the Exchange Date by first class mail, postage prepaid, to each holder of record of New Preferred Stock at its registered address. In addition to any information required by law, such notice shall state: (i) the date of exchange (the "Exchange Date"); (ii) the place or places where certificates for such shares are to be surrendered for exchange, including any procedures applicable to exchanges to be accomplished through book-entry transfers; and (iii) that dividends on the shares of New Preferred Stock to be exchanged will cease to accrue on the Exchange Date. If notice of any exchange has been properly given, and if on or before the Exchange Date the Exchange Notes have been duly executed and authenticated and deposited with the transfer agent, then on and after the close of business on the Exchange Date, the shares of New Preferred Stock to be exchanged will no longer be deemed to be outstanding and all rights of the holders thereof as stockholders of the Company will cease, except the right of the holders to receive

----------

* Note: Will be the same as 10% Senior Subordinated Notes being issued in deal, but without guarantees.

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                                      -7-


     upon surrender of their certificates the Exchange Notes and all accrued interest, if any, thereon.

          (5) CHANGE IN CONTROL. (a) If a Change in Control (as hereinafter defined) shall occur at any time, then each holder of New Preferred Stock shall have the right to require that the Company purchase such holder's New Preferred Stock, in whole or in part, out of Legally Available Funds at a cash purchase price (a "Change in Control Payment") in an amount equal to 101% of the Liquidation Preference thereof, plus accrued and unpaid dividends (including Additional Dividends), if any, to the date of purchase, pursuant to the offer described below (the "Change in Control Offer") and the other procedures set forth herein.

          (b) Within the time period specified in subsection (5)(d) below, the Company will mail a notice to each holder of New Preferred Stock, with the following information: (i) a Change in Control Offer is being made pursuant to this subsection (5) and that all New Preferred Stock properly tendered pursuant to such Change in Control Offer will be accepted for payment; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Change in Control Payment Date"); (iii) any New Preferred Stock not properly tendered will remain outstanding and continue to accrue dividends; (iv) unless the Company defaults in making the Change in Control Payment, all New Preferred Stock accepted for payment pursuant to the Change in Control Offer will cease to accumulate dividends on the Change in Control Payment Date; (v) holders of New Preferred Stock electing to have any shares of New Preferred Stock purchased pursuant to a Change in Control Offer will be required to surrender such shares, properly endorsed for transfer, to the transfer agent for the New Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the Change in Control Payment Date; (vi) holders of New Preferred Stock will be entitled to withdraw their tendered shares of New Preferred Stock and their election to require the Company to purchase such shares, provided that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of New Preferred Stock, the number of shares of New Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of New Preferred Stock and his election to have such shares of New Preferred Stock purchased; and (vii) that holders whose shares of New Preferred Stock are being purchased only in part will be issued new shares of New Preferred Stock equal in number to the unpurchased portion of the shares of New Preferred Stock surrendered.

          (c) On the Change in Control Payment Date, the Company shall, to the extent permitted by law, (i) accept for payment all shares of New Preferred Stock properly


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                                      -8-


     tendered pursuant to the Change in Control Offer, (ii) deposit with the transfer agent for the New Preferred Stock an amount in cash equal to the aggregate Change in Control Payment in respect of all shares of New Preferred Stock so tendered and (iii) deliver, or cause to be delivered, to such transfer agent for cancellation the shares of New Preferred Stock so accepted. The Company shall promptly mail, or cause to be mailed, to each holder of New Preferred Stock the Change in Control Payment for such New Preferred Stock, and new shares of New Preferred Stock equal in aggregate liquidation preference to any unpurchased portion of New Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Change in Control Offer on or as soon as practicable after the Change in Control Payment Date. The Company may act as transfer agent for the New Preferred Stock.

          (d) The Company shall mail the notice referred to in subsection (5)(b) above not later than 60 days after learning of a Change in Control specified in clause (e)(i) or (ii) below or not more than 60 days after an occurrence specified in clause (e)(iii) or (iv) (except to the extent the occurrence referred to in clause (e)(iv) would otherwise have occurred under clause (e)(i) or (ii) below) (such 60th day being the "Notice Trigger Date"). Prior to making a Change in Control Offer, but in any event not later than the Notice Trigger Date, the Company covenants to (i) repay in full all indebtedness under agreements containing change of control puts or defaults (and terminate all commitments thereunder) or offer to repay in full all such indebtedness (and terminate all commitments) and to repay the indebtedness owed to (and terminate the commitments of) each creditor which has accepted such offer or (ii) obtain the requisite consents in respect of such indebtedness to permit the purchase of the New Preferred Stock. The Company will first comply with the covenant in the preceding sentence before it will be required to repurchase New Preferred Stock pursuant to the provisions described below; provided that the Company's failure to comply with the covenant described in the preceding sentence shall give rise to (x) a Voting Period under subsection (8) below and (y) an increase in the Quarterly Dividend Rate on the New Preferred Stock to 13% per annum pursuant to the provisions of subsection 2(a) above to the extent such rate is not otherwise at 13% per annum, without otherwise affecting the Company's obligations hereunder.

          (e) The occurrence of any of the following events will constitute a "Change in Control":

               (i) if Heartland Industrial Partners, L.P. and its Affiliates (collectively "Heartland") (A) cease to directly or indirectly beneficially own 40% or more of the number of shares of common stock of the Company received by them in the merger (appropriately adjusted for stock splits, combinations, subdivisions, stock dividends and similar events) provided for under the


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                                      -9-


          Recapitalization Agreement dated as of August 1, 2000 between the Company and Riverside Company LLC (the "Recapitalization Agreement") (after taking account of any commitments or agreements in principle existing prior to such merger for Heartland to sell some of its shares of common stock of the Company following such merger) or (B) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company or (C) cease to, directly or indirectly, beneficially own 25% or more of the outstanding shares of the Company's common stock (appropriately adjusted for stock splits, combinations, subdivisions, stock dividends and similar events) beneficially owned as of [CLOSING DATE OF JOINT VENTURE], provided that this clause (C) shall only be operative as long as DaimlerChrysler Corporation or its controlled affiliates own a majority of the then outstanding shares of New Preferred Stock in order to amend (in its sole discretion) this Certificate of Incorporation; provided that the foregoing subclause
          (B) and (C) will not be operative after any underwritten public offering of common stock of the Company];

               (ii) any person or group within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the "1934 Act") other than Heartland (an "other entity") shall attain beneficial ownership, within the meaning of Rule 13d-3 adopted under the 1934 Act, of capital stock representing a majority of the voting power for the election of the Directors of the Company;

               (iii) the Company, directly or indirectly, consolidates or merges with any other entity or sells or leases it properties and assets substantially as an entirety to any other entity, provided that this clause shall not apply to a transaction if, immediately following such transaction, no person or group, within the meaning of Section 13(d)(3) of the 1934 Act, other than Heartland, beneficially owns capital stock representing a majority of the voting power for the election of Directors of the Company; and

               (iv) any event constituting a "change of control" in the Company's Senior Credit Facilities. As used herein, "Senior Credit Facilities" means the Credit Agreement, dated as of the date of the Merger (as defined under the Recapitalization Agreement dated August 1, 2000 between the Company and Riverside Company LLC), among The Chase Manhattan Bank, Chase Securities Inc., the Company and certain of its subsidiaries and the other lenders and financial institutions party thereto from time to time, as the same may be amended, modified, waived, refinanced or replaced from time to time (whether under a new credit agreement or otherwise).


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                                      -10-


          (6) QUALIFYING EQUITY. In the event of an Equity Offering Triggering Event (as hereinafter defined), each holder of New Preferred Stock shall have the right to require that the Company purchase each such holder's New Preferred Stock, in whole or in part, out of Legally Available Funds at a cash purchase price (a "Qualifying Equity Payment") in an amount equal to 101% of the Liquidation Preference, plus accumulated and unpaid dividends, if any, to the date of purchase, but only to the extent of the Excess Proceeds (as hereinafter defined) received by the Company in the case of an Equity Offering Triggering Event referred to in clause (x) of the definition thereof or out of the net proceeds received by the Company from any Subsequent Offering (the "Subsequent Offering Proceeds"), in the case of an Equity Offering Triggering Event referred to in clause (y) of the definition thereof, pursuant to the offer described below (the "Qualifying Equity Proceeds Offer") and the other procedures set forth herein. As used herein, "Equity Offering Triggering Event" means either (x) one or more underwritten public offerings of common stock of the Company for gross proceeds to the Company of $200.0 million or more and to the extent that there are net proceeds to the Company in excess of amounts required to finance any proposed or contemplated Acquisition (as hereinafter defined) as determined in good faith by the Board of Directors (such determination of the Board of Directors of the Company shall be conclusive), whether or not publicly announced, or refinance, refund or replace (i) any debt or
     (ii) any Senior Securities (as hereinafter defined) or (iii) any preferred stock, incurred, issued or assumed in connection with any Acquisition ("Excess Proceeds") (the first or more recent of such offerings being referred to as a "Qualifying Equity Offering") or (y) the occurrence of (i) an underwritten initial public offering of common stock of the Company and
     (ii) the occurrence of any subsequent underwritten primary public offering of common stock of the Company (a "Subsequent Offering"), provided that the aggregate proceeds to the Company from such offerings under this clause (y) is $400.0 million or more (the "Gross Proceeds Condition") (such Subsequent Offering is also referred to as a "Qualifying Equity Offering" to the extent the Gross Proceeds Condition is satisfied). Once a Qualifying Equity Proceeds Offer is made with respect to any and all outstanding shares of New Preferred Stock, no further Qualifying Equity Proceeds Offer need be made.

          Within 30 days following any Qualifying Equity Offering, the Company will mail a notice to each holder of New Preferred Stock to the extent of the Excess Proceeds or Subsequent Offering Proceeds, as the case may be, with the following information: (i) A Qualifying Equity Proceeds Offer is being made pursuant to this subsection (6), and that all New Preferred Stock properly tendered pursuant to such Qualifying Equity Proceeds Offer will be accepted for payment on a pro rata basis (or as nearly a pro rata basis as practicable) to the extent of the Excess Proceeds or Subsequent Offering Proceeds, as the case may be; (ii) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed, except as may be otherwise required by applicable law (the "Qualifying Equity Payment Date"); (iii) any New Preferred Stock not properly tendered will remain outstanding and continue to accumulate dividends; (iv) unless the Company defaults in the payment of the Qualifying Equity Payment, all New Preferred Stock accepted for payment pursuant to the Qualifying Equity Proceeds Offer will cease to accumulate dividends on the Qualifying Equity Payment Date; (v) holders of New Preferred Stock electing to have any shares of New Preferred Stock purchased pursuant to a Qualifying Equity Proceeds Offer will be required to surrender such shares, properly endorsed for transfer, to the transfer agent for the New Preferred Stock at the address specified in the notice prior to the close of business on the third Business Day preceding the Qualifying Equity Payment Date; (vi) holders of New Preferred Stock will be entitled to withdraw their tendered shares of New Preferred Stock and their election to require the Company to purchase such shares; provided that the transfer agent receives, not later than the close of business on the last day of the offer period, a telegram, telex, facsimile transmission or letter setting forth the name of the holder of the New Preferred Stock, the aggregate liquidation preference of New Preferred Stock tendered for purchase, and a statement that such holder is withdrawing his tendered shares of New Preferred Stock and his election to have such shares of New Preferred Stock purchased; and (vii) that holders whose shares of New Preferred Stock are being purchased only in part will be issued new shares of New Preferred Stock equal in number to the unpurchased portion of the shares of New Preferred Stock surrendered, which unpurchased portion must be in whole shares.

          On the Qualifying Equity Payment Date, the Company shall, to the extent permitted by law, (i) accept for payment all shares of New Preferred Stock properly tendered pursuant to the Qualifying Equity Proceeds Offer on a pro rata basis (or as nearly a pro rata basis as practicable) to the extent of any Excess Proceeds or Subsequent Offering Proceeds, as the case may be, (ii) deposit with the transfer agent for the New Preferred Stock an amount in cash equal to the aggregate Qualifying Equity Payment in respect of all shares of New Preferred Stock so tendered and (iii) deliver, or cause to be delivered, to such transfer agent for cancellation the shares of New Preferred Stock so accepted. The Company shall promptly mail, or cause to be mailed, to each holder of New Preferred Stock the Qualifying Equity Payment for such New Preferred Stock, and new shares of New Preferred Stock equal in number to any unpurchased portion of New Preferred Stock surrendered, if any. The Company shall publicly announce the results of the Qualifying Equity Offer on or as soon as practicable after the Qualifying Equity Payment Date. The Company may act as transfer agent for the New Preferred Stock.

          (7) PRIORITY OF NEW PREFERRED STOCK IN EVENT OF LIQUIDATION OR DISSOLUTION. In the event of any liquidation, dissolution, or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of the debts, the liquidation preference on the Company's existing Series A Preferred Stock (the "Series A Preferred Stock") and any other Senior Securities and other liabilities of the Company, the holders of the New Preferred Stock shall be entitled to receive, out of the remaining net assets of the Company, the amount of one hundred dollars ($100.00) in cash for each share of New Preferred Stock (the "Liquidation Preference"), plus an amount equal to all dividends (including Additional Dividends) accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of the Common Stock of the Company or any other stock ranking (as to any such distribution) junior to the New Preferred Stock. In the event of any involuntary or voluntary liquidation, dissolution or winding up of the affairs of the Company, the Company by resolution of its Board of Directors shall, to the extent of any Legally Available Funds, declare a dividend on the New Preferred Stock payable before any distribution is made to any holder of any series of preferred stock (other than the Series A Preferred Stock and any other Senior Securities) or common stock or any other stock of the Company ranking junior to the New Preferred Stock as to liquidation, dissolution or winding up, in an amount equal to any accrued and unpaid dividends (including Additional Dividends) on the New Preferred Stock as of such date and if the Company does not have sufficient Legally Available Funds to declare and pay all dividends (including Additional Dividends) accrued at the time of such liquidation, any remaining accrued and unpaid dividends (including Additional Dividends) shall be added to the price to be received by the holders of the New Preferred Stock for such New Preferred Stock. If, upon any liquidation, dissolution or winding up of the Company, the assets distributable among the holders of any New Preferred Stock and any Parity Securities shall be insufficient to permit the payment in full to the holders of all such series of New Preferred Stock of all preferential amounts payable to all such holders, then subject to Section 2(b), the entire assets of the Company thus distributable shall be distributed ratably among the holders of all New Preferred Stock and Parity Securities in proportion to the respective amounts that would be payable per share if such assets were sufficient to permit payment in full. Except as otherwise provided in this subsection (6), holders of New Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding up of the affairs of the Company.

          For the purposes of this subsection (7), neither the voluntary sale, lease, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company, nor the consolidation or merger of the Company with one or more other corporations, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, unless such voluntary sale, lease, conveyance, exchange or transfer shall be in connection with a plan of liquidation, dissolution or winding up of the Company.

          (8) VOTING RIGHTS. (a) The holders of the New Preferred Stock shall not, except as required by law or as otherwise set forth herein, have any right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of the Company's stockholders. On any matters on which the holders of the New Preferred Stock shall be entitled to vote, they shall be entitled to one vote for each share held.

          (b) In case at any time (i) the equivalent of six or more full quarterly dividends on the New Preferred Stock out of any eight consecutive Quarterly Dividend Periods shall be in arrears if during such six or more quarterly periods the terms of the debt instruments of the Company and it subsidiaries and the terms of any Senior Securities of the Company would have permitted the payment of such dividends in cash or (ii) the Company shall have failed to make a mandatory redemption of shares of New Preferred Stock as set forth in subsection (3)(a), or (iii) the Company shall have failed to comply with the provisions in subsection (5) or (6) in any material respect, then during the period (the "Voting Period") commencing with such time and ending with the time when (i) all arrears in dividends on the New Preferred Stock shall have been paid or (ii) the Company shall have redeemed all shares of the New Preferred Stock as set forth in subsection (3)(a), or (iii) the Company shall have purchased any shares of New Preferred Stock validly tendered for purchase under the provisions of subsection (5) or (6), in each case as applicable, the remedy for such matters, without otherwise affecting the Company's obligations, shall be that the number of members of the Board of Directors shall automatically be increased by one and the holders of a majority of the outstanding shares of New Preferred Stock represented in person or by proxy at any meeting of the stockholders of the Company held for the election of directors during the Voting Period shall be entitled, in their discretion, as a class, to the exclusion of the holders of all other classes or series of capital stock of the Company, to elect one director of the Company to fill the directorship so created. The remaining directors shall be elected by the other class or classes of stock entitled to vote therefor, at each meeting of stockholders held for the purpose of electing directors. Nothing herein shall require the holders of the New Preferred Stock to elect one director of the Company should such holders choose not to so elect one director.

          (c) At any time when the voting rights set forth in subsection (8)(b) with respect to the election of directors shall have vested in the holders of New Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Company shall, upon the written request of any holder of record of New Preferred Stock then outstanding, addressed to the Secretary of the Company, call a special meeting of holders of New Preferred Stock. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the Company or, if none, at a place designated by the Secretary of the Company. If such meeting shall not be called by the proper officers of the Company within 30 days after the personal service of such written request upon the Secretary of the Company, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Company at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the holders of record of 25% of the shares of New Preferred Stock then outstanding may designate in writing a holder of New Preferred Stock to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided in this subsection (8)(c). Any holder of New Preferred Stock which would be entitled to vote at such meeting shall have access to the stock ledger books of the Company for the purpose of causing a meeting of the stockholders to be called pursuant to the provisions of this subsection (8)(c). Notwithstanding the other provisions of this subsection (8)(c), however, no such special meeting shall be called during a period within 60 days immediately preceding the date fixed for the next annual meeting of stockholders.

          (d) At any meeting held for the purpose of electing directors at which the holders of New Preferred Stock shall have the right to elect directors as provided herein, the presence in person or by proxy of the holders of at least one-third of the then outstanding shares of New Preferred Stock shall be required and be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of New Preferred Stock shall not prevent the election of directors other than those to be elected by the holders of stock of such class and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of New Preferred Stock and (ii) in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors which the holders of such class are entitled to elect, from time to time without notice (except as required by law) other than announcement at the meeting, until a quorum shall be present.

          (e) Any director who shall have been elected by holders of New Preferred Stock may be removed at any time during a Voting Period, either for or without cause, by and only by the affirmative vote of the holders of record of a majority of the outstanding shares of New Preferred Stock given at a special meeting of such stockholders called for such purpose, and any vacancy thereby created may be filled during such Voting Period by the holders of New Preferred Stock present in person or represented by proxy at such meeting. Any director elected by holders of New Preferred Stock who dies, resigns or otherwise ceases to be a director shall be replaced by the affirmative vote of the holders of record of a majority of the outstanding shares of New Preferred Stock at a special meeting of stockholders called for that purpose. At the end of the Voting Period, the holders of New Preferred Stock shall be automatically divested of all voting power vested in them under this subsection 8(e) but subject always to the subsequent vesting hereunder of voting power in the holders of New Preferred Stock if any subsequent event would again trigger a new Voting Period under subsection 8(b). The term of all directors elected pursuant to the provisions of this subsection 8(e) shall in all events expire at the end of the Voting Period and upon such expiration the number of directors constituting the Board of Directors shall, without further action, be reduced by one director, subject always to the increase of the number of directors pursuant to subsection 8(b) hereof in case of the future right of the holders of New Preferred Stock to elect directors as provided herein.

          (9) CONVERSION OF NEW PREFERRED STOCK. The New Preferred Stock shall not be convertible into other shares of capital stock of the Company.

          (10) TRANSACTIONS WITH AFFILIATES. For the benefit of the holders of the New Preferred Stock from time to time and for as long as any shares of New Preferred Stock remain outstanding, the Company shall comply with
     Section 4.11 of the Indenture dated as of June 20, 2002 among the Company, the guarantors named therein and The Bank of New York, as Trustee, governing the Company's outstanding 11% Senior Subordinated Notes due 2012, as in effect on December [ ], 2002 (the "Indenture"), whether or not such Indenture otherwise remains in effect.

          (11) LIMITATIONS. Except as expressly permitted by this subsection
     (11), the Company shall not and shall not permit any of its Subsidiaries to
     (1) declare, pay or set apart for payment any dividend or make any distribution on, or directly or indirectly purchase, redeem or discharge any mandatory redemption, sinking fund or other similar obligation in respect of any other stock of the Company ranking on a parity with the New Preferred Stock as to dividends or liquidation rights (collectively, "Parity Securities"), or in respect of any warrants, rights or options exercisable for or convertible into any such Parity Securities or (2) declare, pay or set apart for payment any dividend or make any distributions on, or, directly or indirectly, purchase, redeem or satisfy any such mandatory redemption, sinking fund or other similar obligation in respect of any stock of the Company ranking junior to the New Preferred Stock as to dividends or liquidation rights (collectively, "Junior Securities"), or in respect of any warrants, rights or options exercisable for or convertible into any Junior Securities; provided, however, that (1) with respect to dividends and distributions, payments may be made or amounts set aside for payment of dividends on Parity Securities if either
     (x) it is made in accordance with subsection (2)(b) hereof or (y) prior to or concurrently with such payment or setting apart for payment, all accrued and unpaid divi-dends on shares of the New Preferred Stock not paid on the dates provided for in subsection (2) hereof (including Additional Dividends) shall have been or shall be paid and no Voting Period shall be in effect; (2) with respect to any purchase, redemption or retirement of Parity Securities, shares of New Preferred Stock shall be redeemed so that the number of shares of New Preferred Stock and Parity Securities so purchased or redeemed shall bear to each other the same ratio that the Liquidation Preference and the liquidation preference of such Parity Securities shall bear to each other; (3) dividends and distributions may be made or set aside for payment in respect of any Junior Securities or redemptions, repurchases or retirements of any Junior Securities may be made if (A) the Company is not in arrears in the payment of dividends with respect to the New Preferred Stock, (B) no Voting Period is in effect and (C) the aggregate amount of such dividends and distributions made or set aside for payment after the original issuance of the New Preferred Stock does not exceed the aggregate net cash proceeds received and the fair market value (as determined in good faith by the Board of Directors of the Company) of property received after the original issuance date of the Series A Preferred Stock by the Company from the issuance or sale of Junior Securities or warrants, options or rights to purchase Junior Securities or from capital contributions in respect of Junior Securities, provided that the requirements of this clause (C) need only be met for so long as $10,000,000 or more in aggregate Liquidation Preference of New Preferred Stock is outstanding (unless the outstanding amount has been reduced to less than $10,000,000 by reason of an optional redemption under subsection
     (3)(b)). Notwithstanding the foregoing, the need to comply with the foregoing clause (C) will terminate in the event that, on or prior to the Notice Trigger Date, the Company or a third party shall have offered to purchase (a "Terminating Tender") all then outstanding shares of New Preferred Stock at a price equal to the Liquidation Preference thereof, together with accrued and unpaid dividends thereon (including Additional Dividends), and purchases any shares of New Preferred Stock validly tendered in the Terminating Tender, whether or not all holders shall so tender their shares for purchase. A Terminating Tender shall remain open for a minimum of 20 business days. In addition, notwithstanding the foregoing, the Company will be permitted to (1) pay dividends and distributions in respect of capital stock in the form of Junior Securities and dividends and distributions in respect of Parity Securities in the form of Parity Securities; (2) pay dividends or make other distributions in respect of any capital stock if at the time of declaration of such dividend or distribution the Company could have made such payment in compliance with this subsection (11); (3) exchange or replace Junior Securities with other Junior Securities or other Parity Securities with Parity Securities or Junior Securities; (4) make payments to redeem, repurchase or acquire for value Junior Securities or Parity Securities or options in respect thereof, in each case in connection with any repurchase, cash settlement, put or call provisions under employee stock option, management subscription, retained share or stock purchase agreements or other agreements to compensate employees, including in respect of restricted stock awards, as contemplated by the Recapitalization Agreement; and (5) redeem, purchase or acquire Junior Securities upon a change in control or an equity issuance following or at the time of satisfaction or waiver of the provisions contained in subsection (5) or (6) and in any indebtedness of the Surviving Company.

          (a) So long as any shares of the New Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, except as otherwise provided in the Certificate of Incorporation, the Company shall not amend the Certificate of Incorporation without the approval, by vote or written consent, by the holders of at least two-thirds of the then outstanding shares of the New Preferred Stock if such amendment would amend any of the rights, preferences, privileges of or limitations provided for herein for the benefit of any shares of New Preferred Stock so as to affect such holders adversely. Without limiting the generality of the preceding sentence, the Company will not amend the Certificate of Incorporation without the approval by the holders of at least two-thirds of the then outstanding shares of New Preferred Stock if such amendment would:

               (i) change the relative seniority rights of the holders of New Preferred Stock as to the payment of dividends in relation to the holders of any other capital stock of the Company, or create any other class or series of capital stock entitled to (a) seniority as to liquidation preferences or dividend, repurchase or redemption rights, or (b) parity as to liquidation preferences or dividend, repurchase or redemption rights, in each case in relation to the holders of the New Preferred Stock;

               (ii) reduce the amount payable to the holders of New Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preference of the holders of New Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company, or change the dividend or redemption rights of the holders of New Preferred Stock;

               (iii) cancel or modify the rights of the holders of the New Preferred Stock provided for in this subsection (11) or in subsection
          (3) through (8);

               (iv) increase or decrease (other than by redemption or purchase and any subsequent filing in connection therewith) the authorized number of shares of New Preferred Stock;

               (v) allow for the issuance of any Parity Securities, provided, however, that Parity Securities may be issued without such approval solely to finance (1) an investment by the Company or any Subsidiary of the Company in any other person pursuant to which such person shall become a Subsidiary of the Company or any Subsidiary of the Company, or shall be merged with or into the Company or any Subsidiary of the Company, or (2) the acquisition by the Company or any Subsidiary of the Company of the assets of any person which constitute all or substantially all of the assets of such person or comprises any division or line of business of such person or any other properties or assets of such person acquired outside of the ordinary course of business (either of subclauses (1) and (2) an "Acquisition"); provided that, in each case, such issuance is to a person or persons having a direct or indirect beneficial interest in the person or assets so acquired by the Company or any Subsidiary of the Company or to refinance debt or preferred stock incurred or assumed in connection with an Acquisition so long as the initial liquidation preference of any such Parity Securities (exclusive of accrued or pay-in-kind dividends thereon after issuance, which shall be permitted) does not exceed $25.0 million in the aggregate; or

               (vi) allow for the issuance of any capital stock of the Company ranking prior in right of payment as to dividends or upon liquidation, dissolution or winding-up of the Company ("Senior Securities"); provided, however, that Senior Securities may be issued without such approval on terms that are no more favorable, when taken as a whole, than those of the Series A Preferred Stock to refinance or replace the existing Series A Preferred Stock.

          (b) So long as any shares of the New Preferred Stock are outstanding and unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of two-thirds of all of the outstanding shares of New Preferred Stock (given in person or by proxy, either by written consent pursuant to the Delaware General Corporation Law or by a vote at a special meeting of stockholders called for such purpose or at any annual meeting of stockholders, with the holders of New Preferred Stock voting as a class and with each share of New Preferred Stock having one vote) shall be required prior to the sale, lease or conveyance of all or substantially all of the Company's assets or the merger or consolidation of the Company with or into any other entity if as a result of such transaction the New Preferred Stock would be cashed out for less than 100% (or, if the transaction would constitute a Change in Control, 101% of its Liquidation Preference plus any accrued and unpaid dividends (including Additional Dividends)), or as a result of which the New Preferred Stock would continue in existence (either as stock in the Company or in the surviving company in a merger or in any parent company of the Company or such surviving corporation) but with an adverse alteration in its specified designations, rights, preferences or privileges.

          (c) Nothing herein contained shall be construed so as to require a class vote or the consent of the holders of the outstanding shares of New Preferred Stock (i) in connection with any increase in the total number of authorized shares of Common Stock, or (ii) in connection with the authorization or increase of any class or series of Junior Securities.

          The limitations stated above shall not apply if, at or prior to the time when the distribution, payment, purchase, redemption, discharge, conversion, exchange, amendment, alteration, repeal, issuance, sale, lease, conveyance, merger or consolidation is to occur, as the case may be, provision is made for the redemption or reacquisition of all shares of New Preferred Stock at the time outstanding. Nothing herein contained shall in any way limit the right and power, subject to the limitations set forth herein, of the Company to issue the presently authorized but unissued shares of its capital stock, or bonds, notes, mortgages, debentures, and other obligations, and to incur indebtedness to banks and to other lenders.

          (12) RANKING OF NEW PREFERRED STOCK. With regard to rights to receive dividends, mandatory redemption payments and distributions upon liquidation, dissolution or winding up of the Company, the New Preferred Stock shall rank junior to the Series A Preferred Stock and any other Senior Securities, on a parity with any Parity Securities and prior to all Junior Securities (including, without limitation, the Company's existing Series B Preferred Stock, par value $1.00 per share, and Common Stock). As contemplated by subsection (11), the New Preferred Stock shall be subject to the creation of Junior Securities and, pursuant to the voting requirements of subsection (11), Parity Securities and Senior Securities.

                                                                         Annex A
                          [Form of Exchange Indenture]